Exhibit 99.3

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Commences Consent Solicitation with respect to its 9.75% Senior Secured Notes due 2010

East Hartford, Conn. – May 8, 2006—Cellu Tissue Holdings, Inc. announced today that it will commence a consent solicitation on May 9, 2006 with respect to its 9.75% senior secured notes due 2010 (the “Notes”) in connection with the acquisition of Cellu Paper Holdings, Inc. (“Cellu Paper”), the parent corporation of Cellu Tissue Holdings, Inc. (“Cellu Tissue”), by Weston Presidio through a merger of Cellu Paper with Cellu Acquisition Corporation, a wholly owned subsidiary of Cellu Parent Corporation, a newly formed corporation controlled by Weston Presidio. Cellu Tissue will commence the consent solicitation to effect certain proposed amendments to the indenture governing the Notes and to seek the waiver by consenting Noteholders of the requirement under the indenture that it make a change of control offer to purchase the Notes following the merger.

Noteholders will be eligible, subject to the terms and conditions of the consent solicitation, to receive a consent payment of $25 per $1,000 principal amount of notes for which they deliver a consent to the proposed amendments and the change of control waiver on or prior to 5:00 p.m., New York City time, on May 23, 2006, unless such date is extended or earlier terminated.

The proposed amendments and the change of control waiver are being presented as one proposal and, consequently, the delivery of a consent will constitute a consent to both the proposed amendments and the change of control waiver. Consents validly delivered and not withdrawn prior to the date that Cellu Tissue receives the consents necessary to effect the proposed amendments, may not be withdrawn, and consents may not be revoked after such date.

The obligation to accept consents and make the consent payment in the consent solicitation is subject to the satisfaction of certain conditions, including the completion of the merger of Cellu Paper. If any of the conditions to the consent solicitation are not satisfied or waived or the consent solicitation is otherwise terminated for any reason, any consents that have been validly delivered will be voided, and the consent payment will not be made to any holder of Notes. The receipt by Cellu Tissue of the consent and waiver of the holders of at least 95% in aggregate principal amount of the Notes is a condition to consummation of the merger of Cellu Paper.

Cellu Tissue has retained J.P. Morgan Securities Inc. to serve as the Solicitation Agent for the consent solicitation. The Bank of New York Trust Company, N.A. is acting as the Tabulation Agent, and MacKenzie Partners, Inc. is acting as the Information Agent in the consent solicitation.

The consent solicitation is being made pursuant to a Consent Solicitation Statement dated May 9, 2006 and a related Consent Letter, which more fully describe the terms and conditions of the consent solicitation. Noteholders may obtain copies of these documents from MacKenzie

Partners, Inc. by calling (800) 322-2885. Questions regarding the consent solicitation should be addressed to J.P. Morgan Securities Inc., the Solicitation Agent, at (212) 270-7407 (attention Punit Patel).

This announcement is for informational purposes only and does not constitute a solicitation of consents. The consent solicitation is being made solely by means of the Consent Solicitation Statement.

Cellu Tissue manufactures and markets a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps. In addition, Cellu Tissue produces a variety of converted tissue products. Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies. Cellu Tissue services a diverse group of high-quality customers, with three of its top 10 customers belonging to the Fortune 150 group of companies.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended including statements regarding the expected timing, completion and effects of the proposed acquisition. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statement. Cellu Tissue cautions you that any forward looking information is based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Cellu Tissue may not be able to complete the proposed consent solicitation on the terms described above or other acceptable terms or at all because of a number of factors, including among others the failure to obtain requisite consents of the holders of the Notes, failure to execute a supplemental indenture and consummation of the merger. These factors and other factors that may affect the business or financial results of Cellu Tissue are described in Cellu Tissue’s filings with the SEC, including  its annual report on Form 10-K for the fiscal year ended February 28, 2006.

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